Exhibit 10(vi)
INTERCOMPANY AGREEMENT
dated ___February 2008
between
Infineon Technologies AG,
with its registered office in Neubiberg, Germany,
registered in the Commercial Register in Munich under HRB 126492
(hereinafter “Infineon”)
and
Qimonda AG,
with its registered office in Munich, Germany,
registered in the Commercial Register in Munich under HRB 152545
(hereinafter “Qimonda”)

INTERCOMPANY AGREEMENT
Preamble
          WHEREAS, Qimonda is a publicly-held German stock corporation listed on the New York Stock Exchange;
          WHEREAS, Infineon, together with its wholly owned subsidiary Infineon Technologies Investment B.V. (“Infineon BV”), currently holds 77.47% of the 342,000,001 ordinary shares of Qimonda (the “Shares”);
          WHEREAS, Qimonda intends to issue, through its finance subsidiary Qimonda Finance LLC, a bond convertible into new shares of Qimonda to be issued from its conditional capital (the “Convertible Bonds”);
          WHEREAS, the issuance of the Convertible Bonds is in the sole interest of Qimonda;
          WHEREAS, Qimonda has received advice from an investment bank that, due to the limited public float and liquidity in the Shares traded on the New York Stock Exchange, the Convertible Bonds would be considerably more attractive to investors if Infineon were to loan Shares in the form of American Depositary Shares (“ADSs”) it owns to a financial institution for further sale into the public market, in order to add ADSs to the market that investors in the Convertible Bonds can use in connection with their hedges of their positions in the Convertible Bonds and has therefore asked Infineon to loan such ADSs;
          WHEREAS, the Share Loan (as defined below) and the Underwriting Agreement (as defined below) were entered into by Infineon for the sole purpose of facilitating the offering and sale of the Convertible Bonds;
          WHEREAS, Qimonda’s exclusive stock exchange listing is on the New York Stock Exchange and, as such, public sales of its shares are effectively limited to the United States market and are subject to the registration requirements of the U.S. Securities Exchange Act of 1933, as amended (the “Securities Act”);
          WHEREAS, Infineon has agreed to lend up to • ADSs to Credit Suisse International (the “Borrower”), pursuant to the American Depositary Share Lending Agreement dated February, 2008 (the “ADS Lending Agreement”) between Infineon and the Borrower (the “Share Loan”), and Qimonda and Infineon intend to sign an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse International, as underwriter (the “Underwriter”) under which the Underwriter has agreed, subject to the provisions thereof, to purchase from the Borrower up to the number of ADSs specified therein (the “Offering”);
          WHEREAS, Qimonda will receive the entire proceeds from the issuance of the Convertible Bonds, and such proceeds will be available solely to Qimonda for its general corporate purposes;

          WHEREAS, Qimonda has filed a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) on Form F-3 relating to sales and other transfers, for its own account and for the accounts of Infineon and Infineon BV (as amended and supplemented from time to time, and together with any replacement registration statement, the “Registration Statement”) that will cover, among other securities, the Convertible Bonds and the ADSs that are the subject of the Offering;
          NOW, therefore, Infineon and Qimonda agree as follows:
§ 1
The Registration Statement
     (1) In connection with the Underwriting Agreement, Qimonda hereby makes each of the representations and warranties contained in Section 2 of the Underwriting Agreement to and for the benefit of Infineon at the times and to the extent specified with respect to the Underwriter therein as if originally made to and for the benefit of Infineon pursuant to the Underwriting Agreement.
     (2) The Company agrees with Infineon that it will comply with its obligations to the Underwriter pursuant to Sections 6(a), (b), (c), (d), (g), (i), (j), (k), (l) and (m) of the Underwriting Agreement at the times and to the extent required therein.
§2
Notices of Conversions
     Qimonda agrees to provide Infineon notice of any conversions of any of the Convertible Notes within five business days after its receipt of such notice pursuant to Section 402 of the First Supplemental Indenture dated February, 2008 among Qimonda Finance LLC, Qimonda, Deutsche Bank Trust Company Americas, as Trustee, relating to the Convertible Notes.
§3
Expenses
     (1) Qimonda agrees that, upon presentation of customary documentation, it will without delay pay or reimburse Infineon for all reasonable costs and expenses Infineon incurs in connection with or relating to the Offering, and the performance of its obligations in connection with or arising out of the Offering, including but not limited to, without duplication, (i) all costs and expenses in connection with filings, registrations, qualifications and other regulatory actions to be taken in connection with the Offering, printing expenses, legal fees and expenses, accountants’ fees and expenses and agent’s commissions and fees and expenses and (ii) all costs and expenses, if any, Infineon is required to pay or incur pursuant to the Underwriting Agreement.
     (2) Notwithstanding subsection (1), Qimonda shall have no obligation to pay or reimburse Infineon for any internal costs or expenses whatsoever.

(3) Qimonda confirms that with respect to the Offering, Infineon and its directors and officers are covered under a Directors and Officers liability insurance policy with an insured amount of € 100 million. The necessary endorsements which specifically include this Offering into existing D&O insurance policies will be secured by Qimonda. Any premium associated with these endorsements shall be paid by Qimonda.
§ 4
Indemnification
     Qimonda agrees that it will, except in the case of wilful misconduct on the part of any Indemnified Person indemnify and hold harmless Infineon and any directors, officers and employees of Infineon (Infineon and each such other person, an “Indemnified Person”) from and against any and all losses, claims, damages or liabilities (including reasonable fees and expenses of legal advisors) related to, or arising out of, the participation of Infineon in the Offering and the offering of the Convertible Bonds, including any liability of an Indemnified Person arising under the Underwriting Agreement or under the federal laws of, or the law of any state in, the United States of America in connection with the offering to which the Underwriting Agreement relates.
§ 5
Final Provisions
     (1) This agreement shall be governed by the laws of the Federal Republic of Germany without regard to its provisions on conflicts of laws.
     (2) The exclusive place of jurisdiction for any and all disputes arising under or in connection with this agreement shall be Munich unless otherwise stated by mandatory statutory law.
     (3) Amendments and supplements to this agreement must be made in writing in order to be valid. This also applies to this written form requirement.

     (4) If a provision of this agreement should be or become invalid or unenforceable or if this agreement should contain a gap, the validity of the other provisions of this agreement shall remain unaffected. The invalid or unenforceable provision shall be replaced by, or the gap shall be filled by, a valid and enforceable provision that, to the extent legally possible, comes closest to the economic and legal meaning of the invalid or unenforceable provision. Otherwise, the parties shall agree upon a valid and enforceable provision that comes closest to the economic and legal meaning of the provision that is to be replaced.
Neubiberg/Munich, this __ day of February 2008

Infineon Technologies AG	Qimonda AG

By:	By:

Name:	Name:
Title:	Title:

By:	By:

Name:	Name:
Title:	Title: